                                 EXHIBIT (e)(2)

                                    PART III

ITEM 10. DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

                            DIRECTORS OF THE COMPANY

   The Company's Board of Directors consists of four members, each serves a one-year term and until his successor is duly elected and qualified.

                                                                       Director
                Name of Director, Age and Background                    Since
                ------------------------------------                   --------
Edmund J. Cashman, Jr., age 64, Senior Executive Vice President of       1986
 Legg Mason Inc. and Legg Mason Wood Walker, Inc.; Director/Trustee,
 Various Legg Mason Registered Investment Companies

Loren D. Jensen, Ph.D., age 63, President, Chief Executive Officer       1973
 and Chairman of the Board of Directors of the Company

Rudolph P. Lamone, Ph.D., age 68, Chairman of the Board, Michael D.      1986
 Dingman Center for Entrepreneurship, Robert H. Smith School of
 Business, University of Maryland

Cleaveland D. Miller, Esq., age 62, Managing Partner, Semmes, Bowen &    1997
 Semmes, a Professional Corporation

EXECUTIVE OFFICERS OF THE COMPANY

   Executive Officers of the Company are elected annually and serve at the discretion of the Board of Directors. As of November 15, 2000, the Executive Officers of the Company are Loren D. Jensen, Ph.D., as to whom information is provided above under Directors of the Company and Barbara L. Posner for whom related information is as follows:

Barbara L. Posner, 41, Executive Vice President, Chief Financial Officer, Chief Operating Officer.

   Ms. Posner joined the Company in March 1997 and was the Senior Vice President of Finance and Administration until February 1999 when she was appointed Chief Financial Officer and Chief Operating Officer. With more than 20 years experience, Ms. Posner began her career in public accounting and later moved into operations. Prior to joining EA, she served as Vice President and Controller at Metcalf & Eddy, Inc., a water, wastewater, and remediation technologies company.

ITEM 11. EXECUTIVE COMPENSATION

                         EXECUTIVE OFFICER COMPENSATION
                           SUMMARY COMPENSATION TABLE

   The following table sets forth certain information concerning executive compensation for services during each of the Company's last three fiscal years to (i) those persons serving as chief executive officer of the Company during the fiscal year ended August 31, 2000; and (ii) those persons who were among the four most highly compensated executive officers during the fiscal year ended August 31, 2000.

                                                                Long-Term
                                   Annual Compensation     Compensation Awards
                               --------------------------- -----------------------
                                              Other Annual Restricted  Option
   Name and Principal          Salary  Bonus  Compensation    Stock    Shares        All Other
    Position in 2000      Year   ($)    ($)       ($)      Awards (#)    (#)     Compensation(1)($)
   ------------------     ---- ------- ------ ------------ ----------- ----------------------------
Loren D. Jensen, Ph.D...  2000 240,384  -0-       -0-            -0-       -0-         4,986
 Chairman of the Board,   1999 233,600  -0-       -0-            -0-       -0-         9,264
 President and Chief      1998 282,000  -0-       -0-            -0-       -0-         4,750
 Executive Officer

Barbara L. Posner.......  2000 191,154 40,000     -0-            -0-       -0-         5,031
 Senior Vice President,   1999 171,154  -0-       -0-            -0-     65,000        4,858
 Chief Financial Officer  1998 145,000  -0-       -0-            -0-     25,000        3,052
 and Chief Operating
 Officer

Edward M. Greco,          2000  43,750    --      -0-            -0-       -0-       144,224
 P.E.(2)......... Former  1999 175,000    --      -0-            -0-       -0-       267,300(3)
 Senior Vice              1998  60,577 20,000     -0-            -0-     70,000        2,000
 President and President
 of
 EA International, Inc.

--------
(1) Includes the Company's matching contributions under its 401(k) Employees Savings Plan. Includes severance and vacation accrual payout for Mr. Greco made in the fiscal year ended August 31, 2000.
(2)  Edward M. Greco separated from the Company effective November 12,1999.
(3) Includes a change in control payout made to Mr. Greco in the fiscal year ended August 31, 1999.

                    STOCK-BASED INCENTIVE COMPENSATION PLAN
                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

   The Company did not make any Options/Stock Appreciation Rights ("SAR") grants to any of its named executive officers in the fiscal year ended August 31, 2000.

   The following table sets forth certain information regarding option exercises during the fiscal year ended August 31, 2000, as well as the number and value, as of August 31, 2000, of unexercised options held by the named executive officers.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION/SAR VALUES

                                                    Number of Securities
                                                   Underlying Unexercised     Value of Unexercised
                           Shares                  Options/SARs at Fiscal   in-the-Money Options/SARs
                         Acquired on                    Year-End (#)        at Fiscal Year-End(1)($)
                          Exercise      Value     ------------------------- -------------------------
    Name                     (#)     Realized ($) Exercisable Unexercisable Exercisable Unexercisable
    ----                 ----------- ------------ ----------- ------------- ----------- -------------
Loren D. Jensen.........     --          --            --           --          --           --
Barbara L. Posner.......     --          --         51,667       48,333         --           --
Edward M. Greco.........     --          --            --           --          --           --

--------
(1) Based on a closing NASDAQ price of $0.875 per share of Common Stock on August 31, 2000. Values are calculated by subtracting the exercise price from the fair market value of the stock as of the fiscal year end.

Employment Agreements and Change-in-Control Arrangements

   In March, 1999, the Company entered into a Change of Control/1/ Agreement with Barbara L. Posner. The Agreement provides that if, within thirty (30) days after a Change of Control, Ms. Posner terminates her employment she is entitled to receive a lump sum payment equal to two times her annual salary (presently $195,000 per year) plus company provided benefits for 24 months from the date of termination. She will also receive ownership of the vehicle, computer and fax machine currently provided to her by the Company.

   The Agreement also provides that if Ms. Posner's employment is terminated by the Company without cause, Ms. Posner will continue to receive her salary plus benefits for a period of 18 months from the date of termination of employment.

   On March 4, 1999, the Company entered into an Employment Agreement with Edward M. Greco/1/ under which Mr. Greco was to serve as President of EA International, Inc. and Senior Vice President of EA Engineering, Science, and Technology, Inc. The Agreement was to expire upon the earlier of one year or a Change of Control/1/ of the Company. The Agreement provided that in the event of a Change of Control or Mr. Greco's involuntary termination, Mr. Greco will receive severance benefits equal to nine (9) months salary (based on a rate of $175,000 annually) plus benefits and the ownership of the vehicle currently provided to him by the Company. On November 12, 1999, Mr. Greco's employment with the Company terminated. All payments have been made to him in accordance with the Agreement.

--------
/1/Under the terms of the Company's respective Agreements with Ms. Posner and Mr. Greco discussed herein, "Change of Control" is defined as the occurrence of an event with respect to the Company that is a change of a nature that would be required to be reported, by persons or entities subject to the reporting requirements of Section 13(d) of the Securities and Exchange Act of 1934 (the "Exchange Act"), in Schedule 13D of Regulation 13D-G, or any successor provisions thereto, promulgated under the Exchange Act; provided that a Change of Control shall be deemed to have occurred only if any "person" (as that term is used in Sections 13(d) and 14(d) of the Exchange
  Act) is or becomes the "beneficial owner" (as defined in Rule 13d-3 issued under the Exchange Act), directly or indirectly, of securities of the Company representing forty-five percent (45%) or more of the combined voting power of the Company's then outstanding securities.

Director Compensation

   Effective March 31, 1998, each non-employee Director of the Company received a fee of $1,500 for each meeting of the Board of Directors which he attended. In addition, each non-employee director received $1,500 for attendance at each meeting of any committee of the Board not held on the day of a Board meeting.

   In addition to such fees, under the Company's 1993 Non-Employee Director Stock Option Plan, each director who is newly elected to the Board and who, at that time, is not an employee of the Company is granted an option to purchase 4,000 shares of Common Stock when he or she becomes a director. Also, under the Company's 1995 Non-Employee Director Stock Option Plan, per approval at the January 14, 1999 meeting of Company stockholders, each non-employee director is granted an option to purchase 4,750 shares of Common Stock as of the date of each annual meeting of stockholders at which such director is reelected. Prior to this approval, 1,000 shares of Common Stock were awarded to each non-employee director as of the date of each annual meeting of stockholders at which such director is reelected. All such options have an exercise price equal to the market price of the Common Stock on the date of grant and vest immediately upon grant.

   For the fiscal year ended August 31, 2000, the compensation for each non-employee Director was as follows:

       Director                                                          Amount
       --------                                                          -------
   Edmund J. Cashman, Jr................................................ $12,000
   Rudolph P. Lamone, Ph.D.............................................. $12,000
   Cleaveland D. Miller, Esq............................................ $15,000

Compensation Committee Interlocks and Insider Participation

   All non-employee members of the Board of Directors serve on the Compensation Committee of the Board of Directors and except as otherwise described in Item 13 of this Report 10-K, Certain Relationships and Related Transactions, set out below, there are no affiliations between the Company and the members of the Compensation Committee.

ITEM 12. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

                             PRINCIPAL STOCKHOLDERS

   The following table shows, as of August 31, 2000 the total number of shares of Common Stock beneficially owned by each person who was known by the Board of Directors to own more than 5% of the Company's Common Stock. On that date there were 6,378,800 shares of Common Stock outstanding.

                                               Shares Beneficially
     Name and Address of                        Owned Directly or   Percent of
      Beneficial Owner                             Indirectly      Common Stock
     -------------------                       ------------------- ------------
   Loren D. Jensen ...........................      1,552,978         24.3%
    12 Burnbrae Road
    Towson, Maryland 21204

   Cleaveland D. Miller, Trustee..............        717,625(1)      11.3%
    250 W. Pratt Street
    Baltimore, Maryland 21201

--------
(1) Cleaveland D. Miller holds 702,000 of these shares as the trustee of irrevocable trusts for the benefit of each of Loren D. Jensen's three children.

SECURITIES HELD BY DIRECTORS AND EXECUTIVE OFFICERS

                                                     Shares Beneficially
                                                         Owned(1)(2)
                                                     --------------------------
         Director/Executive Officer                    Amount        Percent
         --------------------------                  ------------    ----------
   Edmund J. Cashman, Jr., Director.................       58,375           *

   Loren D. Jensen, Ph.D., President,...............    1,552,978        24.3%
    Chief Executive Officer and
    Chairman of the Board of
    Directors of the Company

   Rudolph P. Lamone, Ph.D., Director...............       15,298           *

   Cleaveland D. Miller, Esq., Director.............      717,625(3)     11.3%

   Barbara L. Posner, Senior Vice President,........       65,299         1.0%
    Chief Financial Officer,
    Chief Operating Officer

   All executive officers and directors of the
    Company as
    a group (5 individuals).........................    2,409,505        37.8%

--------
 * Less than 1%
(1) Based upon information supplied by each director and executive officer as of October 29, 2000. Unless otherwise noted, all shares indicated are held with sole voting and sole investment power.
(2) Includes 2,409,505 shares for which directors and executive officers have sole voting and dispositive powers and presently exercisable option shares of 48,333 for Ms. Posner and 13,500. 13,500, and 14,500 for Messrs. Cashman, Lamone and Miller, respectively.
(3) Cleaveland D. Miller holds 702,000 of these shares as the trustee of irrevocable trusts for the benefit of each of Loren D. Jensen's three children.

ITEM 13. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions With Management and Others

   The Company leases approximately 43,700 square feet of office space, which serves as its corporate head-quarters, in Hunt Valley, Maryland from Merrymack Limited Partnership, a Maryland limited partnership of which Loren D. Jensen is the limited partner and Ecolair Limited Partnership, a Maryland limited partnership of which Loren D. Jensen is the general partner ("Ecolair"), is the general partner. Of the 43,700 square feet, the Company sublets 4,200 square feet to other tenants. The prime lease expires December 31, 2006. For the year ended August 31, 2000, total payments under the lease (including pass-through taxes and operating expenses) were $883,900.

   The Company also leases approximately 32,400 square feet of office space in Sparks, Maryland from Ecolair. The lease expires November 30, 2007. For the year ended August 31, 2000 total payments under the lease (including pass-through taxes and operating expenses) were $611,800.

Certain Business Relationships

   Legg Mason Wood Walker, Inc., with which Edmund J. Cashman is affiliated, provides investment advisory services to the Company.

   Semmes, Bowen & Semmes ("Semmes"), of which Cleaveland D. Miller is managing partner, provided legal services to the Company during fiscal 2000. The firm's billings to the Company in fiscal 2000 were less than $60,000, however, the Director's fees paid to Mr. Miller, plus fees paid to Semmes, totaled $73,300 in the fiscal year ended August 31, 2000.

   Management of the Company believes that the terms and conditions of the transactions between the Company and entities with which certain of its directors are affiliated were on terms and conditions at least as favorable to the Company as could have been obtained from third parties and were in the best interests of the Company.

                                       36